Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 16 of April, 2015 (the “Commencement Date”), among Merchants Bank, a Vermont chartered bank (the “Bank”), Merchants Bancshares, Inc., a Delaware corporation (the “Corporation” and together with the Bank, the “Corporations”) and Thomas J. Meshako (the “Executive”).

WHEREAS, the Bank and the Executive have previously entered into an Employment Agreement dated November 10, 2014 (the “Prior Agreement”); and

WHEREAS, the parties wish to make a number of changes to the Prior Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to amend and restate the Prior Agreement as follows:

1.

Employment.

(a)

Position and Duties. The Executive shall serve as Senior Vice President and Chief Financial Officer of the Bank and Treasurer of the Corporation and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Corporations and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Corporations, the Chief Executive Officer of the Bank (the “CEO”) or other authorized executive. The Executive shall devote his/her full working time and efforts to the business and affairs of the Corporations. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Corporation (the “Board”), or engage in charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his/her duties to the Bank as provided in this Agreement.

2.

Compensation and Related Matters.

(a)

Base Salary. The Executive’s annual base salary shall be $220,000. The Executive’s base salary shall be reviewed annually and adjusted at the discretion of the Board or committee thereof. The base salary in effect at any given time is referred to herein as “Base Salary”; provided, however, that if the Executive’s employment is terminated for Good Reason pursuant to clause (ii) of Section 3(e) due to a material diminution in the Executive’s Base Salary, the term “Base Salary” for purposes of calculating the Executive’s Severance Amount (or Change in Control Severance Amount, as the case may be) under Section 4(b) shall be the Executive’s Base Salary as in effect immediately prior to the material diminution. The Base Salary shall be payable in a manner that is consistent with the Bank’s usual payroll practices for senior executives.

(b)

Incentive Compensation. The Executive shall be eligible to receive an annual cash incentive compensation in an amount determined in accordance with the terms of the annual incentive plan adopted by the Board from time to time. Such bonus, if any, shall relate to the performance of the Bank and the Corporation over a calendar year (a “Bonus Year”) and if awarded shall be paid in the calendar year following the Bonus Year to which it relates.

(c)

Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him/her in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Corporations for their senior executive officers.

(d)

Other Benefits. The Executive shall be entitled to continue to participate in or receive benefits as the Corporations generally provide to their senior executive employees, including without limitation, life, health and disability insurance, vacation and sick pay, and retirement benefits.

(e)

Vacations. The Executive shall be entitled to accrue up to five (5) weeks paid vacation in each year, which shall be accrued ratably. The Executive shall also be entitled to all paid holidays given by the Corporations to their executives.

(f)

Equity Grants. The Executive may receive grants of equity-based compensation pursuant to any equity compensation plans the Corporation may adopt from time to time for the purpose of providing executive compensation, including grants in the form of shares of restricted common stock of the Corporation and/or options to buy shares of common stock of the Corporation. The parties acknowledge that Section 11(b) of the Amended and Restated Merchants Bancshares, Inc. 2008 Stock Incentive Plan provides that, upon the occurrence of a Special Transaction (as defined therein), (i) all then outstanding stock options shall become fully vested and exercisable; (ii) all then outstanding awards of restricted stock with time-based vesting conditions shall become fully vested and nonforfeitable; and (iii) all then outstanding awards of restricted stock with conditions and restrictions relating to the attainment of performance goals may become vested in the discretion of the Compensation Committee of the Corporation’s Board. The Corporation confirms and agrees that any future amendment to Section 11(b) of the 2008 Plan adopted by the Corporation that has the effect of eliminating, reducing or restricting the rights of any holder of a stock option or restricted stock award upon the occurrence of a Special Transaction shall be deemed to apply only prospectively to grants of equity compensation made under such plan after the date of the Corporation’s approval of the amendment.

3.

Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)

Death. The Executive’s employment hereunder shall terminate upon his/her death.

(b)

Disability. The Corporations may terminate the Executive’s employment if he/she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Corporations shall, submit to the Corporations a certification in reasonable detail by a physician selected by the Corporations to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Corporations’ determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)

Termination by the Corporations for Cause. The Corporations may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) fraud, embezzlement or other misappropriation by the Executive of funds, property or rights of the Corporations; (ii) conviction of the Executive, by plea or otherwise, of any felony, or of any misdemeanor, if such misdemeanor involves a crime of theft, trust or dishonesty; (iii) any gross misconduct by the Executive that is injurious in any material respect to the Corporations; (iv) continued non-performance by the Executive of his or her duties to the Corporations or the Executive’s failure to perform in any material respect any of his/her material obligations under this Agreement (other than by reason of the Executive’s physical or mental illness, incapacity or disability); or (v) a breach of the Executive’s fiduciary duties as an employee of the Corporations, including a breach of any of the provisions contained in Section 7 of this Agreement; provided, however, that “Cause” shall not be deemed to exist under clause (iv) unless the Corporations shall have given written notice to the Executive specifying in reasonable detail the Executive’s acts or omissions that the Corporations allege would constitute Cause and the Executive fails to rescind any such act or cure any such omission within 30 days after delivery of the notice.

(d)

Termination Without Cause. The Corporations may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Corporations of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)

Termination by the Executive. The Executive may terminate his/her employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary for any reason other than in connection with the termination of the Executive’s employment hereunder; (iii) the Executive is required to be based in any specific location more than 50 miles from 275 Kennedy Drive, South Burlington, Vermont or (iv) the material breach of this Agreement by the Corporations. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Corporations in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Corporations’ efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his/her employment within 60 days after the end of the Cure Period. If the Corporations cure the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)

Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Corporations or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)

Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his/her death, the date of his/her death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Corporations with or without Cause under Section 3(c) or 3(d), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Corporations pursuant to clauses (iii) or (iv) of the preceding sentence, the Corporations may unilaterally accelerate the Date of Termination but only if such acceleration would not cause any portion of the payment to be made to the Executive under this Agreement to be subject to any tax or penalty under Section 409A.

4.

Compensation Upon Termination.

(a)

Termination Generally. If the Executive’s employment with the Corporations is terminated for any reason, the Corporations shall pay or provide to the Executive (or to his/her authorized representative or estate) any earned but unpaid base salary, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Corporations (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b)

Termination by the Corporations Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Corporations without Cause as provided in Section 3(d), or the Executive terminates his/her employment for Good Reason as provided in Section 3(e), then the Corporations shall, through the Date of Termination, pay the Executive his/her Accrued Benefit. In addition, subject to the Executive signing a general release of claims in favor of the Corporations and related persons and entities in a form and manner satisfactory to the Corporations (the “Release”) within the 45-day period following the Date of Termination and the expiration of the seven-day revocation period for the Release, the Corporations shall pay the Executive an amount equal to the Executive’s Base Salary (the “Severance Amount”) and if the Executive’s termination of employment occurs after March 31 of any calendar year, the Prorated Bonus Amount. The Severance Amount shall be paid out in substantially equal installments in accordance with the Corporations’ payroll practice over 12 months, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall commence to be paid in the second calendar year. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. The Prorated Bonus Amount shall be paid in a lump sum in the following calendar year after the payout under the Corporations’ annual cash incentive compensation plan has been determined and at the same time as bonus payments are paid to other Corporations’ executives pursuant to such incentive plan. Notwithstanding the foregoing, (i) if the Executive breaches in any material respect any of the provisions contained in Section 7 of this Agreement, all further payments of the Severance Amount and the Prorated Bonus Amount shall immediately cease and shall not be payable, or (ii) if the Executive’s employment is terminated by the Corporations (or their successors) without Cause as provided in Section 3(d), or the Executive terminates his/her employment for Good Reason as provided in Section 3(e) and either termination occurs within 24 months following a Change in Control (as defined in Section 5(a)) of either the Bank or the Corporation, instead of the amounts payable pursuant to the preceding sentences of this Section 4(b), the Executive shall be entitled to a payment (the “Change in Control Severance Amount”) equal to the sum of (x) one time the Prorated Bonus Amount and (y) two times the Severance Amount and such Change in Control Severance Amount shall be paid in a lump sum, without discount for early payment, within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Change in Control Severance Amount shall be paid in the second calendar year. In addition, if the Executive was participating in the Corporations’ group health plan immediately prior to the Date of Termination and elects COBRA health continuation, he or she shall receive such health continuation at the Corporations’ expense but subject to the Executive’s continued copayment of premium in amounts consistent with that applicable to similarly situated active employees, for a period of up to 12 months if the termination of employment occurs before a Change in Control and for a period of up to 18 months if the termination of employment occurs after a Change in Control. For purposes of this Section 4(b), the Prorated Bonus Amount shall be the amount payable to the Executive under the Corporations’ annual incentive compensation plan based on the extent to which the applicable performance criteria for the year of termination of employment have been achieved, as measured after the end of such year, multiplied by a fraction, the numerator of which shall be the number of days the Executive was employed by the Corporations in the year of termination of employment and the denominator of which shall be 365; provided, however, that if the Prorated Bonus Amount is payable on account of a termination of employment within 24 months following a Change in Control (as defined in Section 5(a)) of either the Bank or the Corporation, such amount shall be the amount payable to the Executive under the Corporations’ annual incentive compensation plan (or similar plan of any successor to the Bank or the Corporation) based on the extent to which the applicable performance criteria for the year of termination of employment have been achieved, as measured through the end of the most recently completed calendar quarter, multiplied by a fraction, the numerator of which shall be the number of days the Executive was employed by the Corporations in the year of termination of employment and the denominator of which shall be 365.

(c)

No Duty to Mitigate. The Executive will not be required to mitigate the amount of any compensation provided for in Section 4(b), by seeking other employment or otherwise.

5.

Change in Control.

(a)

Change in Control. A “Change in Control” of either the Bank or the Corporation shall be deemed to have occurred upon the occurrence of any one of the following events:

(i)

any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Corporation, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Corporation or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Corporation representing 25 percent or more of the combined voting power of the Corporation’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Corporation); or

(ii)

the consummation of (1) any consolidation or merger of the Bank or the Corporation where the stockholders of the Bank or the Corporation, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (2) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Bank or the Corporation.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by the Corporation that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 25 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Corporation) and immediately thereafter beneficially owns 25 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (i).

(b)

Limitation.

(i)

Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Corporations to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(ii)

For the purposes of this Section 5, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(iii)

The determination of the reduction provided in Section 5 shall be made by a nationally recognized accounting firm selected by the Corporations (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Bank or the Executive. For purposes of this determination, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Corporations and the Executive.

6.

Section 409A.

(a)

Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Corporations determine that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Bank or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)

The Corporations make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.

Confidential Information, Noncompetition, Nonsolicitation and Cooperation.

(a)

Confidential Information. As used in this Agreement, “Confidential Information” means information belonging to the Corporations which is of value to the Corporations in the course of conducting their business and the disclosure of which could result in a competitive or other disadvantage to the Corporations. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software;

market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Corporations. Confidential Information includes information developed by the Executive in the course of the Executive’s employment by the Corporations, as well as other information to which the Executive may have access in connection with the Executive’s employment. Confidential Information also includes the confidential information of others with which the Corporations have a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive’s duties under Section 7(b).

(b)

Confidentiality. The Executive understands and agrees that the Executive’s employment creates a relationship of confidence and trust between the Executive and the Corporations with respect to all Confidential Information. At all times, both during the Executive’s employment with the Corporations and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Corporations, except as may be necessary in the ordinary course of performing the Executive’s duties to the Corporations.

(c)

Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Corporations or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Corporations. The Executive will return to the Corporations all such materials and property as and when requested by the Corporations. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain with the Executive any such material or property or any copies thereof after such termination.

(d)

Noncompetition and Nonsolicitation. During the Executive’s employment with the Corporations and for the period that the Executive is entitled to receive severance under Section 4(b), the Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Corporations (other than terminations of employment of subordinate employees undertaken in the course of the Executive’s employment with the Bank); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Corporations. The Executive understands that the restrictions set forth in this Section 7(d) are intended to protect the Corporations’ interest in their Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose. If the Executive chooses not to be bound by the provision of this Section 7(d), then no severance shall be payable under Section 4(b). For purposes of this Agreement, the term “Competing Business” shall mean any financial institution with an office within a 50-mile radius of any office of the Corporations. Notwithstanding the foregoing, (1) the Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business, and (2) the provision of this Section 7(d) shall not apply if the Executive’s employment is terminated within two (2) years after a Change in Control of either the Bank or the Corporation.

(e)

Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Corporations that the Executive’s execution of this Agreement, the Executive’s employment with the Corporations and the performance of the Executive’s proposed duties for the Corporations will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Corporations, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Corporations any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)

Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Corporations in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Corporations which relate to events or occurrences that transpired while the Executive was employed by the Corporations. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Corporations at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Corporations in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Corporations. The Corporations shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7(f).

(g)

Injunction. The Executive agrees that it would be difficult to measure any damages caused to the Corporations which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if the Executive breaches, or proposes to breach, any portion of this Agreement, the Corporations shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Corporations.

8.

Indemnification. In accordance with the limits set forth in the Vermont Business Corporations Law and Delaware General Corporations Law, as applicable, the Corporations shall indemnify the Executive as provided by the Articles of Association and Bylaws.

9.

Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement.

10.

Withholding. All payments made by the Corporations to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Corporations under applicable law.

11.

Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his/her termination of employment but prior to the completion by the Corporations of all payments due him/her under this Agreement, the Corporations shall continue such payments to the Executive’s beneficiary designated in writing to the Corporations prior to his/her death (or to his/her estate, if the Executive fails to make such designation).

12.

Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.

Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

14.

Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.

Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Corporations or, in the case of the Corporations, at their main offices, attention of the Boards.

16.

Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of the Corporations. The Corporations may not unilaterally terminate this Agreement other than through termination of the Executive’s employment in accordance with the terms of this Agreement.

17.

Governing Law. This is a Vermont contract and shall be construed under and be governed in all respects by the laws of the State of Vermont, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Second Circuit.

18.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.

Successor to the Corporations. The Corporations shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporations expressly to assume and agree to perform this Agreement to the same extent that the Corporations would be required to perform it if no succession had taken place. Failure of the Corporations to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

20.

Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement this 16 day of April, 2015, effective as of the date and year first above written.

EXECUTIVE	MERCHANTS BANK

/s/ Thomas J. Meshako	By:	/s/ Michael G. Furlong
Thomas J. Meshako	Its:	Chair, Board of Directors

	Date:	4/22/2015

MERCHANTS BANCSHARES, INC.

	By:	/s/ Jeffrey L. Davis
	Its:	Chair, Board of Directors

	Date	4/23/2015

EXECUTIVE